Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
by and among
DIAMOND RESORTS PARENT, LLC
and
THE PERSONS SET FORTH ON SCHEDULE 1 HERETO

Dated as of July 21, 2011

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EXHIBITS
Exhibits

Exhibit A	Legal Opinion of Ballard Spahr LLP
Exhibit B	Fourth Amended and Restated Operating Agreement
Exhibit C	Second Amended and Restated Registration Rights Agreement
Exhibit D	Fourth Amended and Restated Securityholders Agreement

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SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 21, 2011, is entered into by and among the Persons set forth on Schedule 1 hereto (each, a “Purchaser” and collectively, the “Purchasers”), and Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article VIII below.
     WHEREAS, contemporaneously herewith, the Company in entering into that certain Redemption Agreement, dated as of the date hereof (the “Redemption Agreement”) with DRP Holdco, LLC, Silver Rock Financial LLC, IN — FP1 LLC, BDIF LLC and CM — NP LLC (collectively, the “Preferred Holders”), pursuant to which the Company is purchasing from the Preferred Holders 1,133.33 Preferred Units of the Company representing all of the issued and outstanding Preferred Units of the Company (the “Preferred Units”) at the Closing.
     WHEREAS, in connection with the redemption of the Preferred Units, the Company desires to sell to the Purchasers 280.894 Common Units, and the Purchasers desire to purchase such securities from the Company, for an aggregate purchase price of $136,500,000 (the “Purchase Price”) with a per-unit purchase price of $485,948.44 per Common Unit, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF COMMON UNITS
     1.01. Sale and Issuance of Common Units. Subject to the terms and conditions of this Agreement, including the delivery of the certificates, agreements and other documents set forth in Section 2.01, as of the date hereof, each Purchaser hereby purchases from the Company, and the Company hereby sells to each such Purchaser, such number of Common Units for the cash purchase price set forth opposite each such Purchaser’s name on Schedule 1 hereto.
ARTICLE II
CLOSING
     2.01. Time and Place of the Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Katten Muchin Rosenman LLP, 525 W. Monroe Street, Suite 1900, Chicago, Illinois or such other location as mutually agreed upon by the parties, on the date hereof (the “Closing Date”).
     2.02. Deliveries by the Company to the Purchasers at the Closing. At the Closing:

(a)	Officer’s Certificate. The Company shall have delivered to the Purchasers copies of each of the following, in each case certified by an officer of the Company to be in full force and effect on the date of the Closing:
(i)	the Company’s Articles of Organization, certified by the Secretary of State of the State of Nevada;

(ii)	good standing certificates (i) with respect to the Company, certified by the Secretary of State of Nevada, (ii) with respect to Polo Holdings, certified by the Secretary of State of Nevada and (iii) with respect to DRC, certified by the Secretary of State of Maryland, in each case as of a date not more than thirty (30) days prior to the Closing; and

(iii)	resolutions of the Board of Managers of the Company, and, as necessary, the Members of the Company, authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby.
(b)	Registration Rights Agreement. The Company, the Preferred Holders, CDP and 1818 Partners, LLC shall have executed and delivered the Registration Rights Agreement.

(c)	Securityholders Agreement. The Company, the Preferred Holders, CDP and 1818 Partners, LLC shall have executed and delivered the Securityholders Agreement.

(d)	Redemption Agreement. The Company and the Preferred Holders shall have executed and delivered the Redemption Agreement.

(e)	LLC Agreement. The Company, the Preferred Holders, CDP and 1818 Partners, LLC shall have executed and delivered the LLC Agreement reflecting, among other things, the redemption of the Preferred Units pursuant to the Redemption Agreement and the issuance and sale of the Common Units to the Purchasers hereunder.

(f)	Legal Opinion. The Company shall have delivered to the Purchasers the opinion of Ballard Spahr LLP, dated the date of the Closing, in the form attached hereto as Exhibit C.

(g)	Bring-down Certificate. The Company shall have delivered to the Purchasers a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the date of Closing, certifying as to the fulfillment of the conditions specified in Sections 5.01(a), 5.01(d) and 5.01(e).

     2.03. Deliveries by the Purchasers to the Company at the Closing. At the Closing:
(a)	Purchase Price. Each Purchaser shall deliver to the Company the cash purchase price set forth opposite each such Purchaser’s name on Schedule 1 hereto, by wire transfer of immediately available funds to the bank account designated by the Company in accordance with the wire transfer instructions set forth on Schedule 2.03.

(b)	Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement.

(c)	Securityholders Agreement. Each Purchaser shall have executed and delivered the Securityholders Agreement.

(d)	LLC Agreement. Each Purchaser shall have executed and delivered the LLC Agreement reflecting, among other things, the redemption of the Preferred Units pursuant to the Redemption Agreement and the issuance and sale of the Common Units to the Purchasers hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As a material inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Purchasers (except as provided in the Disclosure Schedules attached hereto; provided, that in order for an item appearing in the Disclosure Schedules to modify or qualify a representation or warranty contained in any section hereof, such item must reference such section) as of the date hereof and as of the Closing as follows:
     3.01. Organization and Authority.
(a)	The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company has all requisite power and authority: (i) to enter into and perform its obligations under this Agreement, the Transaction Agreements and the other agreements and instruments that the Company is executing and delivering in connection with the transactions contemplated by this Agreement; (ii) to own, lease or operate its properties and assets and carry on the business of the Company as presently conducted; (iii) to redeem the Preferred Units in accordance with the Redemption Agreement; and (iv) to issue the Common Units to the Purchasers at the Closing as contemplated herein. The Company has at all times been qualified or licensed to do business and is in good standing in Nevada, which is the only jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification.

(b)	Other than as set forth on Schedule 3.01, (i) each of the Company’s Subsidiaries is an entity duly formed or incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, has all requisite corporate power and authority necessary to own its properties and to carry on its businesses as now conducted, and is in good standing and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction in which its ownership of its property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation or other entity would not be materially adverse to the conduct of the Company’s business or its operation, (ii) all outstanding capital stock and other equity or ownership interests of each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of any Liens and are validly issued, fully paid and nonassessable, (iii) the Company has the right to elect or appoint at least a majority of directors to the boards of directors (or similar governing body), or to otherwise control the operation, of each Company Subsidiary and (iv) there are no instruments, rights, warrants or options exercisable for or convertible into equity securities of any Company Subsidiary or containing any profit participation features and there are no other commitments, whether oral or in writing, of any kind, for the issuance, purchase or exchange of, or for any other right to acquire equity securities or options, warrants or other securities of such Subsidiary.
(c)	Other than as set forth on Schedule 3.01, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person other than Company Subsidiaries.
(d)	The Company has made available to the Purchasers true, correct and complete copies of the charter, bylaws and similar organizational documents, including any amendments thereto, for each of the Company, DRC and Polo Holdings (all of which were filed as exhibits to the Form S-4 (as defined below)).
     3.02. Authorization; Binding Effect. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements, and the consummation and performance by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Company. This Agreement and each of the Transaction Agreements executed and delivered by the Company have been duly executed and delivered and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). All proceedings or actions required to be taken by the Company relating to the execution and delivery of this Agreement and the Transaction Agreements to be executed and delivered at the Closing and to the consummation and performance of the transactions contemplated hereby and thereby at the Closing have been taken. The issuance and/or sale of the Common Units to the Purchasers is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
     3.03. Capitalization of the Company and Title to Units.
(a)	Schedule 3.03 sets forth the equity capitalization of the Company immediately following the Closing.

(b)	Other than as set forth on Schedule 3.03, there are no other holders of equity securities of the Company and no other instruments, rights, warrants or options exercisable for or convertible into equity securities of the Company or containing any profit participation features and there are no other commitments, whether oral or in writing, of any kind, for the issuance, purchase or exchange of, or for any other right to acquire equity securities or options, warrants or other securities of the Company. Other than as set forth in the LLC Agreement, the Redemption Agreement and the Securityholders Agreement, there are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any equity securities of the Company or any warrants, options or other rights to acquire its equity securities or (y) voting trusts, proxies or other agreements among the unitholders of the Company with respect to the voting or transfer of the Company’s equity securities.

(c)	The Common Units are entitled to the rights, restrictions, privileges and preferences of such securities set forth in the LLC Agreement. After giving effect to this Agreement, the Common Units to be issued to the Purchasers hereunder have been duly and validly authorized and issued, and upon payment of the Purchase Price specified herein, will be fully paid, nonassessable and subject to no preemptive rights or restrictions on transfer other than restrictions on transfer under this Agreement, the Transaction Agreements and applicable federal and state securities laws. None of the Common Units were issued at the Closing in violation of the Securities Act, or the securities laws of any state or other jurisdiction.
     3.04. No Conflicts; No Consents; No Defaults. The execution, delivery or performance by the Company of this Agreement and the Transaction Agreements, and the consummation by the Company of the transactions contemplated hereby or thereby, and compliance by the Company with the terms and provisions hereof or thereof, will not (i) conflict with the Organizational Documents; (ii) conflict with, or result in the breach or termination of, or constitute a default (with or without notice or lapse of time, or both) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is bound; (iii) constitute a violation by the Company of any

Law applicable to the Company, its Subsidiaries or their respective properties or assets; (iv) result in the creation of any mortgage, claim, lien, pledge, security interest, option, charge, restriction, voting trust agreement, encumbrance and legal and/or equitable claim of any kind (each, a “Lien”) upon any of the properties or assets of the Company or its Subsidiaries; or (v) result in the creation of any Lien upon the Common Units. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Transaction Agreements, the consummation by the Company of the transactions contemplated hereby and thereby, or the issuance, sale or delivery of the Common Units (other than such notifications or filings required under applicable federal or state securities laws, if any). Except as would not reasonably be expected to have a Material Adverse Change, neither the Company nor any of its Subsidiaries are in default under or in breach of, or in receipt of any written notice of any default or breach under, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is bound.
     3.05. Financial Statements. The financial statements of the Company included in the Form S-4 (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and effectiveness. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the interim Financial Statements may not contain all footnotes required by GAAP. Each of the Financial Statements fairly presents in all material respects the financial position and results of operations of the Company and each of its Subsidiaries as of the date thereof, or for the period related thereto, as applicable (but in the case of the interim unaudited Financial Statements subject to normal year-end audit adjustments, none of which is reasonably expected to be material). The Company and its Subsidiaries do not have any Liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (w) Liabilities set forth on the balance sheet dated as of March 31, 2011 (the “Balance Sheet”), (x) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), (y) Liabilities under any contracts, leases or Employee Benefit Plans pursuant to which the Company has any executory obligations (excluding Liabilities resulting from breach or default thereof), and (z) Liabilities set forth on Schedule 3.05 (none of which, to the Knowledge of the Company, is expected to have a Material Adverse Effect)
     3.06. Business Operations. The Company is a holding company and has no business operations other than in its capacity as an indirect parent company of DRC. The Company owns 100% of the equity interests in Polo Holdings. Polo Holdings is a holding company and has no business operations other than in its capacity as the direct parent company of DRC. Polo Holdings owns 100% of the outstanding common stock of DRC.
     3.07. S-4. The Form S-4 Registration Statement, as amended, of DRC (the “Form S-4”) on file with the U.S. Securities and Exchange Commission (the “SEC”) complies with applicable securities laws and accurately presents the business, operations and financial condition of the Company in all material respects. At the time the Form S-4 became effective, at the date of this Agreement and at the date of Closing, the Form S-4 complied and will comply in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     3.08. No Brokers. Except as set forth on Schedule 3.08, there are no brokers fees, finders fees or similar compensation in connection with this transaction, and no commissions to third parties are being paid out of the proceeds of this investment in relation to this investment. Neither the Company nor any Person acting on its behalf has offered Common Units or any similar securities of the Company for sale to, solicited any offers to buy such securities or any similar securities of the Company from or otherwise approached or negotiated with respect to the Company with any Person other than the Purchasers.
     3.09. No Material Adverse Change. Since March 31, 2011, there has not been any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.
     3.10. Compliance with Laws. Except, with respect to clauses (ii), (iii) and (iv) only, as would not reasonably be expected to have a Material Adverse Effect, the Company: (i) is not in violation of its Organizational Documents, (ii) is not in violation of any Law to which it is subject, (iii) is not in violation or default of any existing agreement entered into by the Company, and (iv) has not failed to obtain, or to adhere to the requirements of, any Authorization necessary for the ownership of its assets or the operation of its business. Without limiting the generality of the foregoing provisions of this Section 3.10, the Company and each of its Subsidiaries is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except for such failures in compliance as would not reasonably be expected to have a Material Adverse Effect. There is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Environmental Laws. Without limiting the generality of the foregoing provisions of this Section 3.10, the Company and each of its Subsidiaries is in compliance with all Laws applicable to its business of financing consumers’ purchases of Timeshare Interests, except for such failures in compliance as would not reasonably be expected to have a Material Adverse Effect.
     3.11. Registration Rights. Except as set forth in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity with respect to any of the Company’s equity securities.
     3.12. Offering Exemption. Based in part on the Purchasers’ representations contained in Article IV hereof, the offer, sale and issuance of the Common Units do not violate any federal or state securities laws and will not require registration under the Securities Act or any applicable state securities laws. The Company and its agents will not take any action hereafter that would cause the loss of such exemptions.
     3.13. Real Property Holding Company. Neither the Company nor DRC is a United States real property interest within the meaning of Section 897 of the Code. If the Company becomes aware that either it or DRC has become a United States real property interest, the Company will promptly notify Purchasers of any such change in tax status.
     3.14. Taxes. Except as set forth on Schedule 3.14, the Company and its Subsidiaries have filed all federal, state and local Tax reports and returns required by any law or regulation to be filed by them (when such reports or returns became due, taking into account any extension of time to file properly granted or obtained), and such returns are true and correct in all material respects. The Company and its Subsidiaries have paid all Taxes, interest and penalties, if any, reflected on such Tax returns or otherwise due and payable by them. The reserves for taxes reflected on the Balance Sheet included in the Financial Statements are adequate in amount for the payment of all known Liabilities for all Taxes (whether or not disputed) of the Company and its Subsidiaries accrued through the dates of such Balance Sheet. Any deficiencies proposed as a result of any governmental audits of such Tax returns have been paid or settled, and there are no present audits of Tax returns or disputes as to Taxes payable by the Company or its Subsidiaries.
     3.15. Litigation. Except as set forth on Schedule 3.15 or as would not reasonably be expected to have a Material Adverse Change, there are no actions, suits, inquiries, proceedings or investigations pending or threatened before any Governmental Authority against the Company or its Subsidiaries (or threatened against or affecting any of the officers, directors or employees of the Company or its Subsidiaries with respect to their business or proposed business activities), nor are there any facts that would provide a basis for any such action, suit, inquiry, proceeding or investigation. Except as set forth on Schedule 3.15 or as would not reasonably be expected to have a Material Adverse Change, the Company and its Subsidiaries (i) are not subject to any arbitration proceeding or material grievance under collective bargaining agreements or otherwise or any governmental investigations or inquiries, and, to the Knowledge of the Company, there is no basis for any of the foregoing, (ii) are not subject to any judgment, order or decree of any court or other Governmental Authority and (iii) have not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business. There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.
     3.16. Employee Benefit Plans.
          (a) Schedule 3.16 is a true and complete list of all employment, severance, change in control or similar agreements, equity or equity-based plans or agreements, severance pay, vacation, sick leave, fringe benefit, medical, dental, life insurance, disability or other welfare plans, programs or agreements, savings, profit sharing, pension or other retirement plans, programs or agreements and all bonus or other incentive plans, contracts, agreements, arrangements, policies, programs, practices or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan”, within the meaning of Section 3(3) of ERISA (collectively, the “Employee Benefit Plans”)

sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to any Employee Benefit Plan subject to Title IV of ERISA, by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) and in which any one or more of the current or former employees or directors of the Company or any of its Subsidiaries, as the case may be (including beneficiaries of employees or former employees), participates or is eligible to participate.
          (b) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
          (c) Each Employee Benefit Plan has been maintained, in form and operation, in compliance in all material respects with its terms and all applicable Laws, including, without limitation, ERISA and the Code. There has been no material failure of a Employee Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). None of the Company or any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code).
          (d) There are no pending, or to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).
          (e) None of the Company or any of its Subsidiaries has any obligation to provide post-employment welfare benefits other than as required under Section 4980B of the Code.
     3.17. Contracts.
          (a) Except as set forth in Schedule 3.17(a), neither the Company nor any of its Subsidiaries is a party to:
     (i) Any collective bargaining contract with any unions, guilds, shop committees or other collective bargaining groups;
     (ii) Any contract requiring the Company or any of its Subsidiaries to purchase any goods or services exclusively from a third party entity;
     (iii) Any contract prohibiting or restricting the Company or any of its Subsidiary from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world;

     (iv) Any contract or binding commitment not made in the ordinary course of business that is material to the Company; or
     (v) Any contract reasonably expected to have a Material Adverse Change.
          (b) Except as set forth on Schedule 3.17(b), neither the Company nor any of its Subsidiaries is in default in any material respect under any material contract (including the contracts identified or referred to in the foregoing subsections of this Section 3.17) to which it is a party or by which it is bound and, to the Knowledge of the Company, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the Company’s or any of its Subsidiaries’ obligations thereunder or result in the creation of any Lien on any of the Company’s or any of its Subsidiaries’ assets except as would not reasonably be expected to have a Material Adverse Change. To the Knowledge of the Company, no third party is in default in any material respect under any material contract to which the Company or any of its Subsidiaries is a party, nor, to the Knowledge of the Company, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination. All material contracts of the Company and its Subsidiaries have been filed as exhibits to the Form S-4.
     3.18. Investment Company Act. The Company (i) is not an “investment company” within the meaning of Section 3(a)(1) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or an “affiliated person” thereof or an “affiliated person” of any such “affiliated person,” as such terms are defined in the Investment Company Act and (ii) its status as a Person that is not an “investment company” is not dependent on the exceptions provided in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
     3.19. No Bankruptcy. No order has been made or petition presented for the winding up, insolvency, liquidation or bankruptcy of the Company.
     3.20. Assets. The Balance Sheet reflects all of the assets of the Company and its consolidated subsidiaries as of the date thereof. Except as described in the Form S-4, the Company and its consolidated Subsidiaries have good and marketable title to all of the assets reflected in the Balance Sheet (except as disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any Liens except immaterial Liens which individually or in the aggregate would not reasonably be expected to adversely affect the use or value of such assets. Except as described in the Form S-4, the Company and each of its Subsidiaries has good and marketable title to all of the assets necessary to conduct its business as presently conducted, free and clear of any Liens except immaterial Liens which individually or in the aggregate would not reasonably be expected to adversely affect the use or value of such assets.
     3.21. Intellectual Property.
          (a) Except as described in the Form S-4, the Company and each of its Subsidiaries owns, or is licensed pursuant to a contract, all Intellectual Property Rights used in their respective businesses (collectively, “Company Intellectual Property Rights”), free and clear of any Liens except immaterial Liens which individually or in the aggregate would not reasonably be expected to adversely affect the use or value of such Company Intellectual Property Rights. None of the Company Intellectual Property Rights have been licensed on an exclusive basis. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Subsidiary in or to any of the Company Intellectual Property Rights.
          (b) (i) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, and the use of any Company Intellectual Property Rights by the Company or its Subsidiaries, does not infringe upon, misappropriate or violate, or constitute an appropriation of any right, title, or interest of, any Intellectual Property Right of any other Person, (ii) there are no claims pending or, to the Knowledge of the Company, reasonably foreseeable related to the same, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any such claim (including any offer to license) and, to the Knowledge of the Company, there have been no threats of the same. The Company and its Subsidiaries have not agreed to indemnify any Person from or against any infringement, misappropriation or violation with respect to any Intellectual Property Rights of other Persons, other than in connection with customary intellectual property licensing or other agreements entered into in the ordinary course of business.
          (c) The Company has taken all actions reasonably necessary, consistent with industry standards, to maintain and protect all of the Company Intellectual Property Rights, including the secrecy, confidentiality and value of trade secrets and other confidential information. To the Knowledge of the Company, each current and former employee and independent contractor of, and consultant to, the Company or any Subsidiary and/or who has been directly involved in, or who has contributed to, the creation or development of Company Intellectual Property Rights has entered into a written agreement pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and assign to the Company all Intellectual Property Rights authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her, or its employment or other relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property Rights whatsoever, and such agreements are valid and enforceable in accordance with their terms. To the Company’s knowledge, no employee and no independent contractor or consultant to any such confidentiality agreement is in breach thereof.
          (d) The Company and its Subsidiaries have not disclosed any confidential Company Intellectual Property Rights to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect and not to disclose such confidential information.
          (e) To the Knowledge of the Company, the Company and each of its Subsidiaries are and have been in compliance (and use reasonable commercial efforts to oversee the compliance of applicable third parties) with all applicable Laws concerning the collection, use, storage, transfer and dissemination of personal information.

          (f) The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last twelve (12) months, there has not been any material failure with respect to any of the computer systems, including software, used by the Company and its Subsidiaries in the conduct of their business (collectively, the “Business Systems”) that has not been remedied or replaced in all material respects. The Company has taken reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including, without limitation, procedures designed to prevent unauthorized access and the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Business Systems.
     3.22. Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).
     3.23. Labor Matters. Except as set forth on Schedule 3.23, within the last two years, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, any material union organization attempts or any material work stoppages due to labor disagreements. Except for past violations described on Schedule 3.23 or which would not be reasonably expected to have been a Material Adverse Effect, the Company and each of its Subsidiaries is in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries is subject to any asserted claims or proceedings alleging noncompliance except as would not be reasonably expected to have a Material Adverse Effect.
     3.24. Related-Party Transactions. Except as described in the Form S-4 or as set forth on Schedule 3.24, no Affiliate, stockholder, executive officer or director of the Company or their respective Affiliates or members of their respective immediate families (i) is party to any agreement, commitment or transaction with the Company, (ii) has or had any direct or indirect ownership interest in any Person with which the Company has a business relationship, or any Person that competes with the Company, provided, that employees, stockholders, officers or directors of the Company and members of their immediate families may own less than 5% of the outstanding stock in publicly traded companies that have a business relationship with the Company or may compete with the Company to the extent permitted by the provisions of the LLC Agreement, or (iii) has any direct or indirect interest in any asset of the Company.
     3.25. Gaming Licenses. Neither the Company nor any of its Subsidiaries has, or is required under Gaming Laws to have, any Gaming Licenses.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
     Each Purchaser, for itself and for no other Purchaser, represents and warrants to the Company as follows:

     4.01. Authorization. Such Purchaser has full power and authority to enter into and perform the transactions contemplated by this Agreement and the Transaction Agreements to which it is a party. Such Purchaser has duly authorized, executed and delivered this Agreement and the Transaction Agreements to which it is a party. This Agreement and the Transaction Agreements to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.02. No Conflicts; No Consents. The execution, delivery or performance by such Purchaser of this Agreement and the Transaction Agreements to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby or thereby, and compliance by such Purchaser with the terms and provisions hereof or thereof, will not (i) conflict with such Purchaser’s organizational documents, or (ii) constitute a violation by such Purchaser of any Law applicable to such Purchaser. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required by such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Transaction Agreements to which such Purchaser is a party, the consummation by such Purchaser of the transactions contemplated hereby and thereby.
     4.03. Accredited Investor; Diligence. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. Such Purchaser has reviewed the Form S-4.
     4.04. Investment. Such Purchaser is acquiring the Common Units for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing, syndicating or selling the same.
     4.05. Rule 144. Such Purchaser acknowledges that, because they have not been registered under the Securities Act, the Common Units acquired hereunder must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.
     4.06. No Public Market. Such Purchaser understands that no public market now exists for any of the equity securities issued by the Company and that it is uncertain whether a public market will ever exist for the Common Units.

ARTICLE V
CONDITIONS TO CLOSING
     5.01. Conditions to Obligation of the Purchasers. The obligation of each Purchaser to acquire Common Units at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, on or prior to the date of the Closing, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):
          (a) The representations and warranties made by the Company in Article III shall be true and correct as of the date when made and as of the date of the Closing, as though made on and as of such date.
          (b) All authorizations, approvals or permits of, or filings with, any governmental authority that are required by law in connection with (i) the redemption of the Preferred Units and (ii) the lawful sale and issuance of the Common Units by the Company to the Purchasers shall have been duly obtained by the Company and shall be effective on and as of the Closing, except where such filings may be made subsequent to the Closing without causing a Material Adverse Change on the Company.
          (c) The Company shall have obtained any and all consents, permits and waivers including, but not limited to, all governmental or regulatory consents, approvals, or authorizations required in connection with the valid execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and the same shall be effective as of the date of the Closing.
          (d) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing, including having delivered to the Purchasers all agreements and other documents required to be delivered by the Company to the Purchasers pursuant to Section 2.02.
          (e) All conditions specified in the Redemption Agreement to the purchase by the Company, and the sale by the Preferred Holders, of the Preferred Units shall have been satisfied or waived (other than the disbursement by the Company of the purchase price for such Preferred Units).
          (f) No Material Adverse Effect shall have occurred since the date of this Agreement.
          (g) No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any Governmental Authority that would prohibit consummation of the transactions contemplated by this Agreement.
          (h) The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights with respect to the issuance of Common Units hereunder.

     5.02. Conditions to Obligation of the Company. At the Closing:
          (a) The representations and warranties made by each Purchaser in Article IV shall be true and correct as of the Closing.
          (b) Each Purchaser shall have delivered to the Company all agreements and other documents required to be delivered by such Purchaser to the Company pursuant to Section 2.03.
ARTICLE VI
INDEMNIFICATION
     6.01. Survival. All of the provisions of this Agreement shall survive the Closing. The representations and warranties of the Company shall not be affected by any knowledge or investigation of any Purchaser.
     6.02. Indemnification. The Company shall promptly indemnify and hold each Purchaser and each Purchaser’s Subsidiaries and other Affiliates and their respective officers, directors, employees, agents and equityholders (the “Purchaser Indemnitees”) harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including all fines, interest, legal fees and expenses and amounts paid in settlement) that arise from or relate or are attributable to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Units, including, without limitation, the redemption of the Preferred Units, (ii) the Company’s execution, delivery or performance of this Agreement and the Transaction Agreements or any Purchaser Indemnitee’s enforcement of this Agreement or of any of the Transaction Agreements, (iii) any misrepresentation by the Company or breach of a warranty made by the Company in this Agreement or in the Transaction Agreements and (iv) any breach of any covenant or agreement on the part of the Company set forth herein or in any of the Transaction Agreements. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Liabilities indemnified hereunder which is permissible under applicable Law. In the event any Purchaser Indemnitee is entitled to indemnification hereunder for any Liabilities indemnified hereunder incurred by such Purchaser Indemnitee, the Company and the Purchasers hereby agree that no Purchaser will bear any portion of any such Liability that is subject to indemnification by the Company by virtue of such Purchaser’s ownership of securities of the Company or otherwise. All indemnification payments hereunder shall be treated as a purchase price adjustment for federal income tax purposes.
ARTICLE VII
DEFINITIONS
     For the purposes of this Agreement, the following terms have the meanings set forth below:

     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble to this Agreement.
     “Articles of Organization” means the Company’s Articles of Organization filed with the Nevada Secretary of State on March 28, 2007.
     “Authorization” means any material authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority.
     “Bankruptcy Code” has the meaning set forth in Section 3.19.
     “Board” or “Board of Managers” means the Company’s board of managers.
     “Business Day” means a day other than a Saturday, a Sunday, or a state or federally recognized holiday on which banks in Nevada are permitted to close.
     “CDP” means Cloobeck Diamond Parent, LLC, a Nevada limited liability company.
     “Closing” has the meaning set forth in Section 2.01.
     “Closing Date” has the meaning set forth in Section 2.01.
“Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” has the meaning set forth in the Recitals to this Agreement.
     “Company” has the meaning set forth in the Preamble to this Agreement.
     “DRC” means Diamond Resorts Corporation, a Maryland corporation and a wholly-owned indirect subsidiary of the Company.
     “Employee Benefit Plans” has the meaning set forth in Section 3.16(a).
     “Environmental Laws” means shall mean any Laws relating to regulation of pollution or the protection of human health or the environment, including the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 3.16(a).

     “Financial Statements” has the meaning set forth in Section 3.05.
     “GAAP” means United States generally accepted accounting principles.
     “Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating gaming or gaming activities in any jurisdiction.
     “Gaming Laws” means those federal, state and local laws, rules, regulations and ordinances pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over the conduct of gaming or the ownership of an interest in a gaming entity within any jurisdiction.
     “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority that are necessary for or relate to the conduct of gaming activities or the ownership of an interest in an entity that conducts such activities under the Gaming Laws.
     “Governmental Authority” means federal, state, county, or local government, political subdivision or governmental, regulatory or administrative authority, body, agency, board, bureau, commission, department, instrumentality, official or court.
     “Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and industrial designs, patent and industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, rights in telephone numbers, and all other indicia of source, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all works of authorship (whether or not copyrightable), copyrights, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all software (including source code, executable code, systems, networks tools, data, databases, firmware, and related documentation); (f) all rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (g) all other proprietary and intellectual property rights; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
     “Knowledge of the Company” (and any similar expression) means, as to a particular matter, the knowledge after due inquiry and reasonable investigation of Stephen Cloobeck or David Palmer.

     “Law” means any statute, law, code, ordinance, regulation, rule, order, judgment, writ, injunction, act or decree of any Governmental Authority.
     “Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” has the meaning set forth in Section 3.04.
     “LLC Agreement” means the Fourth Amended and Restated Operating Agreement dated as of the date hereof among the Preferred Holders, CDP, 1818 Partners, LLC, and the Purchasers, in the form attached hereto as Exhibit B.
     “Material Adverse Change” or “Material Adverse Effect” means a material adverse effect upon the assets, liabilities, operations or business of the Company and its Subsidiaries, taken as a whole.
     “Organizational Documents” means the Articles of Organization and, on and after the Closing, the LLC Agreement.
     “Outside Date” means the thirtieth (30th) day following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Polo Holdings” means Diamond Resorts Holdings, LLC, a Nevada limited liability company and a wholly-owned direct subsidiary of the Company.
     “Preferred Units” has the meaning set forth in the Recitals to this Agreement.
     “Purchase Price” has the meaning set forth in the Recitals to this Agreement.
     “Purchasers” has the meaning set forth in the Preamble to this Agreement.
     “Redemption Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company, CDP, 1818 Partners, LLC and the Preferred Holders, in the form attached hereto as Exhibit C.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force, and the rules and regulations promulgated thereunder.
     “Securityholders Agreement” means that certain Fourth Amended and Restated Securityholders Agreement, dated as of the date hereof, by and among the Company, CDP, 1818

Partners, LLC, the Preferred Holders and the Purchasers, in the form attached hereto as Exhibit D.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
     “Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.
     “Timeshare Interest” means an interval or fractional timeshare interest, whether conveyed via license, right to use, fee simple title or points.
     “Transaction Agreements” shall mean the Redemption Agreement, the LLC Agreement, the Securityholders Agreement, and the Registration Rights Agreement.
ARTICLE VIII
MISCELLANEOUS
     8.01. Entire Agreement. This Agreement and the Transaction Agreements (together with the Schedules and Exhibits hereto and the documents referred to herein and therein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements, understandings, representations and warranties, whether written or oral, between the parties with respect to those matters.
     8.02. Remedies. In the event of any actual or threatened breach of any of the provisions of this Agreement, the parties hereto agree that the non-breaching party may avail itself of any statutory, equitable, or common law remedy, including, without limitation, specific performance.
     8.03. Governing Law. This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of Laws principles.
     8.04. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
     8.05. Venue; Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN A STATE OR FEDERAL COURT IN AND FOR CLARK COUNTY, NEVADA AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     8.06. Amendment; Waiver. No provision of this Agreement may be amended, waived or modified except by an instrument or instruments in writing signed by all the parties hereto. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.
     8.07. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or e-mail to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
To the Company:
Diamond Resorts Parent, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention: Stephen J. Cloobeck and David F. Palmer
Facsimile: (702) 798-8840

with a copy, which shall not constitute notice, to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661-3693
Attention: Howard S. Lanznar
Facsimile: (312) 902-1061
To Purchasers:
c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
Attention: Legal and Compliance Department
Facsimile: (617) 289-5699
E-Mail: seclaw@wellington.com
; provided that any notices or communications to any Purchaser shall be sent only to the Legal and Compliance Department at Wellington Management Company, LLP, and the Company shall not send notices or communications to any other Person on behalf of any Purchaser without the prior written consent of a member of the Legal and Compliance Department at Wellington Management Company, LLP.
with copies, which shall not constitute notice, to:
Greenberg Traurig
One International Place
Boston, MA 02210
Attention: Bradley A. Jacobson
Facsimile: (617) 279-8402
     8.08. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
     8.09. Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others, except that each Purchaser may assign its rights (i) to one or more of its Affiliates, (ii) to any Person that shares a common investment adviser with such Purchaser and (iii) to any Person who purchases all or substantially all of the assets of such Purchaser, and such Person(s) shall assume such Purchaser’s obligations hereunder. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective legal successors and permitted assigns of the parties.

     8.10. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other Persons, other than Purchaser Indemnitees.
     8.11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. Additionally, to the extent receipt is confirmed, this Agreement may be executed and sent by telecopy with the original to follow by documented overnight delivery service.
     8.12. Interpretation. Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form, references to a Person are also to its successors and permitted assigns, “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto, references to any gender include references to the plural and vice versa, references to this Agreement or other documents are as amended or supplemented from time to time, references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto, references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.
     8.13. Fees and Expenses. The Company shall pay the reasonable legal fees and expenses of Greenberg Traurig, LLP, counsel to the Purchasers, incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the Transaction Agreements, up to a maximum amount of $200,000, which amount shall be paid directly by the Company to Greenberg Traurig, LLP at the Closing or paid by the Company to Greenberg Traurig, LLP upon termination of this Agreement so long as such termination did not occur as a result of a material breach by such Purchasers of any of their obligations hereunder (as the case may be).
     8.14. Termination. This Agreement may be terminated and the sale and purchase of the Common Units abandoned at any time prior to the Closing by either the Company or any Purchaser (with respect to itself only) upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.14 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 8.14 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the Transaction Agreements or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the Transaction Agreements. Upon a termination in accordance with this Section, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other.
     8.15. Use of Purchasers’ Names. The Company agrees that neither it nor any of its employees, directors, officers, agents or representatives will directly or indirectly use or refer in writing to the name of any Purchaser or its investment adviser, if applicable, or any derivation thereof, for any purpose whatsoever (including, without limitation, in any filing with any governmental authority, any press release, any public announcement or statement or in any interview or other discussion with any reporter or other member of the media), without the prior written consent of such Purchaser or investment adviser, if applicable, with respect to each such use or reference, except as required by Law (in which case the Company shall provide such Purchaser with prior written notice of such disclosure).
*     *     *     *     *

     The parties hereto have executed this Securities Purchase Agreement as of the date first written above.

COMPANY:

DIAMOND RESORTS PARENT, LLC
a Nevada limited liability company

By: Name:	/s/ David F. Palmer David F. Palmer
Title:	President and Chief Financial Officer
[signature pages continue]
[Signature Page to Securities Purchase Agreement]

PURCHASERS:

THE HARTFORD GROWTH OPPORTUNITIES FUND

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

HARTFORD GROWTH OPPORTUNITIES HLS FUND

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

QUISSETT INVESTORS (BERMUDA) L.P.

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

QUISSETT PARTNERS, L.P.

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel
[signature pages continue]
[Signature Page to Securities Purchase Agreement]

THE HARTFORD CAPITAL APPRECIATION FUND

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

BAY POND PARTNERS, L.P.

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

BAY POND INVESTORS (BERMUDA) L.P.

By: Wellington Management Company, LLP
As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel
[Signature Page to Securities Purchase Agreement]

EXHIBIT A
Legal Opinion of Ballard Spahr LLP

100 North City Parkway, Suite 1750
Las Vegas, NV 89106-4617
tel 702.471.7000
fax 702.471.7070
www.ballardspahr.com
July 21, 2011
To: The Parties on the Attached Exhibit A

Re:	Diamond Resorts Parent, LLC
Ladies and Gentlemen:
We have acted as Nevada counsel to Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”), in connection with that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) dated July 21, 2011 between the Company and the parties set forth on the attached Exhibit A (the “Wellington Purchasers”). This opinion is being delivered at the request of the Company pursuant to Section 2.02(f) of the Securities Purchase Agreement. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Securities Purchase Agreement.
In so acting, we have examined copies of executed originals or of counterparts of the following documents, each dated as of July 21, 2011, unless otherwise noted (collectively, the “Documents”):
1.	the Articles of Organization of the Company dated March 28, 2007 (the “Articles”);

2.	the Fourth Amended and Restated Operating Agreement of the Company (the “Amended and Restated Operating Agreement”);

3.	the Fourth Amended and Restated Securityholders Agreement (the “Securityholders Agreement”), among the Company, Cloobeck Diamond Parent, LLC (“CDP”),DRP Holdco, LLC (“Guggenheim”), the Silver Rock Entities (as defined in the Securityholders Agreement), and the Wellington Purchasers;

4.	the Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), among the Company, CDP, Guggenheim, the Silver Rock Entities and the Wellington Purchasers;

5.	the Securities Purchase Agreement;

6.	the Redemption Agreement among the Company, Guggenheim and the Silver Rock Entities;

7.	the Certificate of Existence with Status in Good Standing attached hereto as Exhibit B (“Certificate of Good Standing”), issued by the Nevada Secretary of State dated July 7, 201l, with respect to the Company; and

8.	the Manager’s Certificate of the Company.
Atlanta | Baltimore | Bethesda | Denver | Las Vegas | Los Angeles | New Jersey | Philadelphia | Phoenix | Salt Lake City | Washington, DC | Wilmington

The Parties on Attached Exhibit A
July 21, 2011

For the purposes of this opinion letter, Documents 2 through 6 shall be referred to as the “Transaction Documents”.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions also without independent verification, on representations made in the Transaction Documents and certificates and other inquiries of the duly authorized representatives of the Company.
We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures (other than on behalf of the Company), the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as facsimiles, or as certified, conformed or reproduced copies. We have further assumed that:
1.	Each party to the transactions contemplated by the Transaction Documents (collectively, the “Transactions”) other than the Company (collectively, the “Other Parties”) has valid legal existence.

2.	All natural persons involved in the Transactions have sufficient legal capacity to enter into and perform their respective obligations under the Transaction Documents or to carry out their roles in the Transactions.

3.	Each of the Other Parties has complied with all legal requirements that are applicable to it that affect the Transactions or are necessary to make the Transaction Documents enforceable against it.

4.	Each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Company.

5.	The Company holds the requisite title and rights to any property involved in the Transactions.

6.	The Transaction Documents are valid, binding and enforceable against the Other Parties.

7.	The conduct of the parties to the Transactions complies with any test of good faith, fair dealing and conscionability required by law.

8.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

9.	The statements of fact and all representations and warranties set forth in the Transaction Documents are true and correct as to all factual matters.

10.	The Transaction Documents accurately describe and contain the parties’ understanding of the Transactions, respectively, and there are no oral or written statements or agreements by the parties that modify, amend or vary, or purport to modify, amend or vary the terms

The Parties on Attached Exhibit A
July 21, 2011

of the Transaction Documents, nor has there been any waiver of the material provisions thereof.

11.	The conduct of the parties to the Transactions complies with all applicable fiduciary duties.

12.	The Company is not engaged in the business of gaming, liquor, financial institutions, public utilities, or cemeteries.

13.	The parties (excluding the Company) to the prior amended and restated versions of the Amended and Restated Operating Agreement, the Securityholders Agreement, and the Registration Rights Agreement (collectively, the “Prior Transaction Documents”), have consented to the Transactions and the Transaction Documents.

14.	Immediately prior to the execution of the Transaction Documents, the Prior Transaction Documents were valid, binding, and enforceable obligations of all the parties thereto.
Based solely upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:
1.	Based solely upon the Certificate of Good Standing, the Company is a limited liability company existing and in good standing under the laws of the State of Nevada.

2.	The Company has all limited liability company power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

3.	The Transaction Documents and the execution and delivery thereof have been duly authorized by the Company and, assuming due authorization, execution and delivery by the Other Parties thereto and also assuming due execution and delivery by the Company, each of the Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.	No consent, approval, order or authorization of, or registration, declaration of filing with, any governmental authority of the State of Nevada is required for the execution and delivery by the Company of the Transaction Documents and for the consummation by the Company of the Transactions.

5.	The Common Units being purchased under the Securities Purchase Agreement are duly authorized and, when paid for in accordance with the Securities Purchase Agreement, will be validly issued and fully paid and, under the terms of the Amended and Restated Operating Agreement, are not subject to assessment for additional capital contributions except as may be required under Chapter 86 of the Nevada Revised Statutes, as amended from time to time.
The foregoing opinions are subject to the following exceptions, limitations and qualifications:
1.	We express no opinion as to the law of any jurisdiction other than the laws of the State of Nevada and the laws of the United States of America.

The Parties on Attached Exhibit A
July 21, 2011

2.	We express no opinion as to the validity or enforceability of any provision of the Transaction Documents which: (i) purports to require that waivers must be in writing to the extent that an oral agreement or implied agreement by trade practice or course of conduct modifying provisions of the Transaction Documents has been made; (ii) purports to be a waiver of the right to a jury trial, a waiver of any right to object to jurisdiction or venue, a waiver of any right to claim damages or to service of process, or a waiver of any other rights or benefits bestowed by operation of law or the waiver of which is limited by applicable law; (iii) purports to be a waiver of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness; or (iv) purports to require the payment of attorneys’ fees to the extent such fees exceed reasonable attorneys’ fees.

3.	We express no opinion as to the enforceability of forum selection clauses upon the courts in the forum selected.

4.	We express no opinion as to matters relating to the title to or encumbrances on any collateral, including without limitation the priority of any lien or encumbrance or the existence of or ownership or title to any of the Transaction Documents.

5.	Opinion paragraph 5 is qualified by the ability of all Members to agree to be obligated for additional capital contributions pursuant to Section 4.2 of the Amended and Restated Operating Agreement.

6.	Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

7.	We express no opinion as to the application or requirements of federal or state securities, patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety or tax laws.

8.	This opinion may be relied upon by the addressees hereto only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

The Parties on Attached Exhibit A
July 21, 2011

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
Very truly yours,

The Parties on Attached Exhibit A
July 21, 2011

EXHIBIT A
Addressees of the Opinion
(attached)
The Hartford Growth Opportunities Fund
Hartford Growth Opportunities HLS Fund
Quissett Investors (Bermuda) L.P.
Quissett Partners, L.P.
The Hartford Capital Appreciation Fund
Bay Pond Partners, L.P.
Bay Pond Investors (Bermuda) L.P.

The Parties on Attached Exhibit A
July 21, 2011

EXHIBIT B
Good Standing Certificate
(attached)

SECRETARY OF STATE

STATE OF NEVADA

CERTIFICATE OF EXISTENCE WITH STATUS IN GOOD STANDING

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, non-profit corporations, corporation soles, limited-liability companies, limited partnerships, limited-liability partnerships and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, **DIAMOND RESORTS PARENT, LLC**, as a limited liability company duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since March 28, 2007, and is in good standing in this state.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 7, 2011.

ROSS MILLER
Secretary of State

Electronic Certificate
Certificate Number: C20110707-1107
You may verify this electronic certificate online at **http://www.nvsos.gov/**

EXHIBIT B
Fourth Amended and Restated Operating Agreement

EXHIBIT C
Second Amended and Restated Registration Rights Agreement

EXHIBIT D
Fourth Amended and Restated Securityholders Agreement

SCHEDULE 1

	Common
Name	Units	Purchase Price
The Hartford Growth Opportunities Fund	35.683	$17,340,000
Hartford Growth Opportunities HLS Fund	20.805	$10,110,000
Quissett Investors (Bermuda) L.P.	14.240	$6,920,000
Quissett Partners, L.P.	10.845	$5,270,000
The Hartford Capital Appreciation Fund	184.937	$89,870,000
Bay Pond Partners, L.P.	9.466	$4,600,000
Bay Pond Investors (Bermuda) L.P.	4.918	$2,390,000
Total:	280.894	$136,500,000

SCHEDULE 2.03
[OMITTED]

SCHEDULE 3.01
1.	Substantially all of the outstanding equity of the Company’s Subsidiaries is pledged to the Diamond Resorts Corporation 12% Senior Secured Notes due 2018.

2.	Warrants are issued to the Second Lien Lenders pursuant to the Warrantholder Rights Agreement dated as of March 27, 2009 among Diamond Resorts Corporation and the Second Lien Lenders (and their successors and assigns) representing 10% of the fully diluted outstanding equity of Diamond Resorts Corporation.

3.	Substantially all of the assets of ILX Acquisition, Inc., an indirect subsidiary of the Company are pledged to Textron Financial Corporation.

4.	Substantially all of the assets of Tempus Acquisition, LLC and its subsidiaries indirect subsidiaries of the Company are pledged to Guggenheim Corporate Funding, LLC, Resort Finance America, LLC and Textron Financial Corporation.

5.	A small number of current or former employees in Spain (less than 5) have less than a .02% ownership interest in certain indirect Subsidiaries of the Company, including dormant subsidiaries. Further, certain European indirect subsidiaries, including dormant or non-operating subsidiaries, reflect an ownership interest attributable to whole-unit third party owners (such third party owners possess complete ownership to their own units through an entity similar to a co-op, but have no interest in the units the Company indirectly possesses through the same entity), FNTC (the European Trustee) or other entities in which we have a minority interest.

SCHEDULE 3.03
Members, Units and Percentage Interests as of July 21, 2011

	Common	Common Percentage
Name of Member	Units	Interest
Cloobeck Diamond Parent, LLC	753.270	54.277%

1818 Partners, LLC	32.711	2.357%

DRP Holdco, LLC	293.050	21.116%

Silver Rock Financial LLC	8.369	0.603%

IN — FP1 LLC	6.978	0.503%

BDIF LLC	6.978	0.503%

CM — NP LLC	5.580	0.402%

Subtotal Silver Rock Entities	27.905	2.011%

The Hartford Growth Opportunities Fund	35.683	2.571%

Hartford Growth Opportunities HLS Fund	20.805	1.499%

Quissett Investors (Bermuda) L.P.	14.240	1.026%

Quissett Partners, L.P.	10.845	0.781%

The Hartford Capital Appreciation Fund	184.937	13.326%

Bay Pond Partners, L.P.	9.466	0.682%

Bay Pond Investors (Bermuda) L.P.	4.918	0.354%

Subtotal Wellington Entities	280.894	20.240%

Total	1,387.830	100.000%

SCHEDULE 3.05
None.

SCHEDULE 3.08
Upon the Closing, the Company will pay Praesumo Partners, LLC a closing fee equal to 3.00% of the Purchase Price.

SCHEDULE 3.14
Filing of Tax Returns
The Company has filed all federal, state, and local Tax reports and returns required by any law or regulation to be filed by them except the 2007 and 2008 Mexican tax returns for Torres Vallarta SA, a member of the consolidated group and wholly-owned subsidiary of a subsidiary of the Company. This entity has no current activity and the return has not been filed pending resolution of a legal case involving Vacation Internationale (included on Schedule 3.09). Upon resolution of the litigation, tax that may be due with the filing of the return, if any, will not have a Material Adverse Effect on the financial position or the results of operations of the Company.
Tax Notices
The Company and its Subsidiaries in the ordinary course of business receive notices and correspondences from various local, state and federal taxing authorities regarding additional tax payments required or refund of overpayments. We do not expect any payment that may be required pursuant to any notice that we have received to have a Material Adverse Effect on the financial position or results of operations of the Company.

SCHEDULE 3.15
Open US/St. Maarten Contract Litigation Matters as of 6-28-2011 (Diamond Entity in Bold)

Contract				Nature of
Litigation:	Plaintiff	Defendant	Court:	Action	Status
1.	Courtwell Management NV (Aqua Mania)	AKGI St. Maarten NV	St. Maarten	Eviction of Activities Vendor	Lower Court ruled in favor of AKGI. Case on Appeal. Eviction stayed pending Appeal.

2.	Diamond Resorts Management, Inc.	Scottsdale Luxury Suites	Phoenix, AZ	Breach of Contract	In discovery.

3.	Diamond Resorts Royal Palm Management N.V.	Briella	St. Maarten	Eviction of Restaurant Operator	Injunction dismissed; Case on Appeal

4.	Donegan, William	Diamond Resorts Cypress Point II Development, LLC	Florida	Market value for timeshare interest	In discovery.

5.	Fabisiak, Danuta	Club Sunterra Development, LLC; Diamond Resorts Developer & Sales Holding Company	Florida	Breach of Contract	Motion to dismiss/transfer venue pending with the court. Also in settlement negotiations.

6.	Plessie	AKGI St. Maarten N.V.	St. Maarten	Breach of Contract	Plaintiff’s claim denied. Currently on appeal.

7.	Pugmire, John	Diamond Resorts Financial Services, Inc.	New York	Breach of Contract	Lower Court granted Defendant’s Motion to Dismiss. Plaintiff appealed. Case briefed and pending with Court of Appeal.

8.	Riley, Marion	Diamond Resorts Holdings, Diamond Resorts US Collection Members Assocition, Diamond Resorts Financial Services	South Carolina	Breach of Contract, Negligence, Unfair Trade Practices, Conversion	Complaint just recently re-filed by plaintiff after plaintiff previously dismissed it without prejudice. Currently in the process of answering and discovery.

Open US/St. Maarten Contract Litigation Matters as of 6-28-2011 (Diamond Entity in Bold)

Contract				Nature of
Litigation:	Plaintiff	Defendant	Court:	Action	Status
9.	Royal Dunes Beach Villas at Port Royal Resort Owners Association, Inc.	Diamond Resorts Port Royal Development, LLC	South Carolina	Unjust Enrichment, Quantum Meruit, Breach of Good Faith, Declaratory Judgment	In discovery.

10.	Royal Palm Beach & Flamingo Resort Lessees Association (Class Action)	AKGI St. Maarten NV	St. Maarten	Dispute over increase in Maintenance Fees	Lower Court ruled in favor of AKGI approving the increase in maintenance fees. Case is currently on Appeal.

11.	Royal Palm Whole Owner’s Association (Threatened Class Action)	Diamond Resorts Palm Management NV	St. Maarten	Dispute over assessment of Maintenance Fees to 23 Whole Owners at Royal Palm	This action is threatened and likely to be filed within the first week of July, 2011.

12.	Thompson, Thomas	Diamond Resorts US Collection Development, LLC	Kentucky	Breach of Contract, Deceptive Trade Practices	Pending Motion to Compel Arbitration.

13.	Torres Mazatlan Remainder, LLC; Vallarta Torre Remainder, LLC; Vacation Timeshare Remainder, LLC; and Immuebles NBR, Sociedad de Responsabilidad Limitada de Capital Variable	FLRX, Inc.	Seattle, WA	Breach of Contract	The trial occurred in October 2009. A jury found in favor of the plaintiff and awarded damages of approximately $30.0 million, plus attorney fees of approximately $1.5 million, and ordered specific performance for the transfer of any remaining real estate interest. Judgment in the

Open US/St. Maarten Contract Litigation Matters as of 6-28-2011 (Diamond Entity in Bold)

Contract				Nature of
Litigation:	Plaintiff	Defendant	Court:	Action	Status
amount of $31.124 million currently on appeal without stay of execution. Judgment debtor discovery in process.

14.	Torres Vallarta S.A. de C.V. Et Al	Vacation Internationale, Inc.	Seattle, WA	Breach of Contract	Settlement agreed on in principal to dismiss all claims with prejudice. Case currently stayed.

15.	Vacation Internationale, Inc.	Diamond Resorts Corporation	Seattle, WA	Compel Arbitration	Settlement agreed on in principal to dismiss all claims with prejudice. Case currently stayed.

16.	Wayfarer Aviation, Inc.	Diamond Resorts Corporation	Las Vegas, NV	Account Receivable	In discovery.

Poly
Litigation:	Plaintiff	Defendant	Court:	Nature of Action	Status
17.	MMG Development Corp., Diamond Resorts Management, Inc., Linda Riddle, Marilyn Windsor, and Troy Magdos	Polynesian Isles Resort Master Association, Inc., Phyllis Skora, Carlos Costa, and Gary Emken	Florida	Injunction and Declaratory Relief re: board elections/management agreement	12/16/09 Summary Judgment granted on all issues in favor of Plaintiff. Defendants appealed. Case pending before Court of Appeal.

18.	Diamond Resorts Management, Inc.	SPM Resorts, Inc.	Florida	Tortious interference, Defamation, Violation of Unfair Trade Practices	Discovery ongoing.

19.	Polynesian Isles Resort	Diamond Resorts Management, Inc.	Florida	Breach of Contract	Discovery ongoing.

Open US/St. Maarten Contract Litigation Matters as of 6-28-2011 (Diamond Entity in Bold)

Poly
Litigation:	Plaintiff	Defendant	Court:	Nature of Action	Status
Condominium Association IV, Inc.

20.	Polynesian Isles Resort Condominium Association, Inc. and Polynesian Isles Resort Condominium Association IV, Inc.	Diamond Resorts Management, Inc., MMG Development Corp., Polynesian Isles Resort Master Association	Florida	Declaratory and Injunctive Relief	Discovery ongoing.

SCHEDULE 3.16
NORTH AMERICA
U.S.
1.	Employment Agreements
a.	Brian Garavuso

b.	Steve Bell
2.	Severance Agreements
a.	Steve Bell

b.	Brian Garavuso

c.	Dennis Nau

d.	Frank Goeckel

e.	Michael Flaskey
3.	Time Off:
a.	Paid Vacation Time

b.	Paid Sick Time

c.	Paid Holidays
4.	Fringe Benefits:
a.	Relocation
5.	Health & Welfare Plans:
a.	Medical Plan Options:
i.	PPO & EPO Plan — U.S. Mainland Self Funded Medical Plans

ii.	UHC HMO Plan — Nevada Fully Insured Medical Plan

iii.	HMSA PPP/HPH Plans — Hawaii Fully Insured Medical Plans

iv.	Kaiser Permanente — Hawaii Fully Insured HMO Plan
b.	Dental Plans:
i.	Delta Dental of Nevada — U.S. Mainland Self Funded Dental Plan

ii.	Hawaii Dental Services — Hawaii Fully Insured Dental Plan
c.	Vision Plans:

i.	EyeMed Vision Service — U.S. Mainland Self Funded Vision Plan

ii.	VSP — Hawaii Self Funded Vision Plan
d.	Basic Life Benefits — Liberty Mutual:
i.	1 times Base Salary + Commissions
e.	AD&D Benefits — Liberty Mutual

f.	Voluntary Life Benefits — Liberty Mutual
i.	Employee Life

ii.	Spouse Life

iii.	Child(ren) Life
g.	Voluntary Disability Benefits — Liberty Mutual:
i.	STD

ii.	LTD
h.	Hawaii Temporary Disability Insurance — Liberty Mutual

i.	Voluntary Flexible Spending Accounts — Ceridian
i.	Health FSA

ii.	Dependent FSA
j.	Employee Assistance Program

k.	Telephonic Consultation Services
6.	Profit Sharing Plan
a.	Diamond Resorts International® Profit Sharing & Savings Plan
7.	Incentive Plans
a.	Discretionary management bonus plan

b.	Sales commission plans
St. Maarten

1.	Employment Agreements
a.	Two executive employment agreements
i.	Aloysius Roelofsen, GM Flamingo Beach Resort

ii.	Simone Kellowan, GM Royal Palms Resort
2.	Dismissal Plans: Per country labor law.

3.	Time Off:
a.	Holiday per country labor law

b.	Sick leave per country labor law
4.	Fringe Benefits: N/A

5.	Health & Welfare Plans
a.	Medical/Dental/Life Insurance: As covered by country national plan

b.	Disability: Per country labor law
6.	Pension Plan
a.	Provided by the government. No private plans by the company.
7.	Incentive Plans
a.	Discretionary management bonus plan

b.	Sales commission plans
EUROPE
Spain
1.	Employment Agreements
a.	All team members have a contract of employment (standard governmental form).

b.	Executive agreements for Suzana Gomercic, Neil Cunliffe and Francisca Molero-Dominguez.
2.	Dismissal Plans
a.	Per Spanish labor law
3.	Time Off:
a.	Holiday per Spanish labor law

b.	Sick leave per Spanish labor law

4.	Fringe Benefits: N/A

5.	Health & Welfare Plans
a.	Medical/Dental/Life Insurance: As covered by Spanish Social Security. (No team members on special plans)

b.	Disability: N/A
6.	Pension Plan
a.	As regulated by Spanish law. No team members on special plan.
7.	Incentive Plans
a.	Discretionary management bonus plan

b.	Sales commission plans
U.K.
1.	Employment Agreements
a.	All team members have a contract of employment (standard form).
b.	No Executive employment agreements.
2.	Dismissal Plans
a.	Per UK labor law
3.	Time Off:
a.	Holiday per UK labor law
b.	Sick leave per UK labor law
4.	Fringe Benefits: N/A

5.	Health & Welfare Plans
a.	Medical/Dental/Life Insurance: As covered by UK National Health Service plus Bupa Plan for select individuals

b.	Disability: State Social Security
6.	Pension Plan
a.	Stakeholder pension scheme as required by the government.
7.	Incentive Plans

a.	Discretionary management bonus plan

b.	Sales commission plans
France / Germany / Austria / Italy
1.	Employment Agreements
a.	All team members have a contract of employment (standard form).

b.	No Executive employment agreements.
2.	Dismissal Plans: N/A

3.	Time Off:
a.	Holiday per country labor law

b.	Sick leave per country labor law
4.	Fringe Benefits: N/A

5.	Health & Welfare Plans
a.	Medical/Dental/Life Insurance: As covered by country national plans
i.	Private medical insurance in France covering 25 employees
b.	Disability: Per country labor laws.
6.	Pension Plan
a.	Provided by the government. No private plans by the company.
7.	Incentive Plans
a.	Discretionary management bonus plan

b.	Sales commission plans

SCHEDULE 3.17(a)
3.17(a)(i) — The Company has collective bargaining agreements with the following entities:
a.	UNITE HERE! Local 5 covering Ka’anapali Beach Club Resort, U.S.

b.	ILWU Local 142 covering The Pointe at Poipu Resort, U.S. (draft agreement)

c.	Two unions in the Canary Islands (CCOO and UGT), Spain

d.	National labor agreements (France/Germany/Austria/Italy)

e.	Two collective labor agreements covering each of the two properties in St. Maarten
3.17(a)(ii) — Contracts requiring the Company or any of its subsidiaries to purchase any goods or services exclusively from a third party entity include:
a.	A subsidiary of the Company has an exclusive contractual arrangement with Interval International (“II”) to: (i) serve as the exclusive member exchange company for all points members in each of the four Collections; (ii) provide call center services for reservations and other services in the United States and Europe; and (iii) provide travel related products to the extent such services are provided as benefits to members of any of the four Collections. The II agreement is for a period of 10 years and expires December 31, 2017.
3.17(a)(iii) — Any contract prohibiting or restricting the Company or any of its Subsidiaries from competing in any business or geographical area, soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world include:
a.	The II agreement referred to immediately above, prohibits the Company and its Subsidiaries from using any other exchange company in the United States or Europe during the term of the contract. Further, this contract prohibits the Company from entering into inventory exchange agreements that include properties that are currently available for member exchanges through II.

b.	The Company routinely enters into agreements with professional services firms to provide services to the Company including but not limited to IT consulting, sales training, tax advisory, accounting and audit services, temporary services, and other consulting services. These contracts often include limitations and/or prohibitions on the ability of the Company to solicit or otherwise employ personnel who are providing services to the Company pursuant to such contracts.

SCHEDULE 3.17(b)
None.

SCHEDULE 3.23
None.

SCHEDULE 3.24
None.